For release: Tuesday, July 25, 2023, at 6:30 a.m. ET GM Releases 2023 Second-Quarter Results and Raises Full-Year Earnings Guidance DETROIT – General Motors Co. (NYSE: GM) today reported second-quarter 2023 revenue of $44.7 billion, net income attributable to stockholders of $2.6 billion and EBIT-adjusted of $3.2 billion. The results include a $792 million charge for new commercial agreements GM has with LG Electronics and LG Energy Solution. The charge reflects the conscious decision GM made during the Chevrolet Bolt EV and Bolt EUV recall to serve customers in ways that go beyond traditional remedies, and GM is taking new steps that will reduce its costs and improve EV margins over time. GM is also updating its full-year 2023 guidance for the second consecutive quarter: • U.S. GAAP net income attributable to stockholders of $9.3 billion-$10.7 billion, compared to the previous outlook of $8.4 billion-$9.9 billion • EBIT-adjusted of $12.0 billion-$14.0 billion, compared to the previous outlook of $11.0 billion-$13.0 billion • U.S. GAAP net automotive cash provided by operating activities of $18.0 billion-$21.0 billion, compared to the previous outlook of $16.5 billion-$20.5 billion • Adjusted automotive free cash flow of $7.0 billion-$9.0 billion, compared to the previous outlook of $5.5 billion-$7.5 billion • Capital expenditures of $11 billion-$12 billion, compared to the previous outlook of $11 billion-$13 billion See below for reconciliations of non-GAAP measures to their most directly comparable GAAP measures or visit the GM Investor Relations website for complete details. Downloads • GM Chair and CEO Mary Barra's letter to shareholders • Earnings deck • Detailed quarterly results with year-over-year comparisons Conference Call for Investors and Analysts GM Chair and CEO Mary Barra and GM Chief Financial Officer Paul Jacobson will host a conference call for the investment community at 8:30 a.m. ET today to discuss these results. Those who wish to listen to the call may dial in using the following numbers and passcode: • United States: 1-800-857-9821 • International: +1-517-308-9481 • Conference call passcode: General Motors News Exhibit 99.1

Results Overview

($M) except where noted	Six Months Ended				Change		% Change
	June 30, 2023		June 30, 2022				
Revenue	$	84,732	$	71,738	$	12,994	18.1 %
Net income attributable to stockholders	$	4,962	$	4,631	$	331	7.1 %
EBIT-adjusted	$	7,037	$	6,387	$	650	10.2 %
Net income margin		5.9 %		6.5 %		(1.0) ppts	(14.5)%
EBIT-adjusted margin		8.3 %		8.9 %		(0.6) ppts	(6.7)%
Automotive operating cash flow	$	9,346	$	5,104	$	4,242	83.1 %
Adjusted automotive free cash flow	$	5,415	$	1,413	$	4,002	283.2 %
EPS-diluted(a)	$	3.52	$	2.49	$	1.03	41.4 %
EPS-diluted-adjusted(a)	$	4.12	$	3.23	$	0.89	27.6 %
GMNA EBIT-adjusted	$	6,769	$	5,440	$	1,329	24.4 %
GMNA EBIT-adjusted margin		9.7 %		9.3 %		0.6 ppts	6.5 %
GMI EBIT-adjusted	$	583	$	537	$	46	8.6 %
China equity income	$	161	$	147	$	14	9.5 %
GM Financial EBT-adjusted	$	1,537	$	2,390	$	(853)	(35.7)%

(a) EPS-diluted and EPS-diluted-adjusted include a $0.13 impact from revaluation on equity investments in the six months ended March 31, 2022.

($M) except where noted	Three Months Ended				Change		% Change
	June 30, 2023		June 30, 2022				
Revenue	$	44,746	$	35,759	$	8,987	25.1 %
Net income attributable to stockholders	$	2,566	$	1,692	$	874	51.7 %
EBIT-adjusted	$	3,234	$	2,343	$	891	38.0 %
Net income margin		5.7 %		4.7 %		1.0 ppts	21.3 %
EBIT-adjusted margin		7.2 %		6.6 %		0.6 ppts	0.9 %
Automotive operating cash flow	$	7,114	$	3,469	$	3,645	105.1 %
Adjusted automotive free cash flow	$	5,548	$	1,407	$	4,141	294.3 %
EPS-diluted(a)	$	1.83	$	1.14	$	0.69	60.5 %
EPS-diluted-adjusted(a)	$	1.91	$	1.14	$	0.77	67.5 %
GMNA EBIT-adjusted	$	3,194	$	2,299	$	895	38.9 %
GMNA EBIT-adjusted margin		8.6 %		8.0 %		0.6 ppts	7.5 %
GMI EBIT-adjusted	$	236	$	209	$	27	12.9 %
China equity income	$	78	$	(87)	$	165	n.m.
GM Financial EBT-adjusted	$	766	$	1,106	$	(340)	(30.7)%

(a) EPS-diluted and EPS-diluted-adjusted include a $(0.03) and $(0.05) impact from revaluation on equity investments in the three months ended June 30, 2023 and June 30, 2022.

(b) n.m. = not meaningful

General Motors (NYSE:GM) is a global company focused on advancing an all-electric future that is inclusive and accessible to all. At the heart of this strategy is the Ultium battery platform, which powers everything from mass-market to high-performance vehicles. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Chevrolet, Buick, GMC, Cadillac, Baojun and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in safety services and connected vehicle technology, can be found at https://www.gm.com. ### CONTACTS: Jim Cain GM Communications 313-407-2843 james.cain@chevrolet.com Ashish Kohli GM Investor Relations 847-964-3459 ashish.kohli@gm.com David Caldwell GM Communications 586-899-7861 david.caldwell@gm.com Cautionary Note on Forward-Looking Statements: This press release and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact and represent our current judgment about possible future events. In making these statements, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future events or financial results, and our actual results may differ materially due to a variety of factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Non-GAAP Reconciliations

The following table reconciles Net income attributable to stockholders under U.S. GAAP to EBIT-adjusted (dollars in millions):

	Three Months Ended		Six Months Ended	
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income attributable to stockholders(a)	$ 2,566	$ 1,692	$ 4,962	$ 4,631
Income tax expense (benefit)	522	490	950	462
Automotive interest expense	226	234	460	460
Automotive interest income	(251)	(73)	(479)	(123)
Adjustments				
Voluntary separation program(b)	—	—	875	—
Cruise compensation modifications(c)	—	—	—	1,057
Buick dealer strategy(d)	246	—	345	—
Patent royalty matters(e)	—	—	—	(100)
GM Korea wage litigation(f)	(76)	—		—
Total adjustments	170	—	1,144	957
EBIT-adjusted	$ 3,234	$ 2,343	$ 7,037	$ 6,387

(a) Net of net loss attributable to noncontrolling interests.
(b) This adjustment was excluded because it relates to the acceleration of attrition as part of the cost reduction program announced in January 2023, primarily in the United States.
(c) This adjustment was excluded because it relates to the one-time modification of Cruise stock incentive awards.
(d) These adjustments were excluded because they relate to strategic activities to transition certain Buick dealers out of our dealer network as part of Buick's EV strategy.
(e) These adjustments were excluded because they relate to certain royalties accrued with respect to past-year vehicle sales in the three months ended December 31, 2021, and the resolution of substantially all of these matters in the three months ended March 31, 2022.
(f) This adjustment was excluded because it relates to the partial resolution of subcontractor matters in Korea.

The following table reconciles diluted earnings per common share under U.S. GAAP to EPS-diluted-adjusted (dollars in millions, except per share amounts):

	Three Months Ended				Six Months Ended			
	June 30, 2023		June 30, 2022		June 30, 2023		June 30, 2022	
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Diluted earnings per common share	$ 2,540	$ 1.83	$ 1,666	$ 1.14	$ 4,908	$ 3.52	$ 3,653	$ 2.49
Adjustments(a)	170	0.12	—	—	1,144	0.82	957	0.65
Tax effect on adjustments(b)	(60)	(0.04)	—	—	(299)	(0.21)	(296)	(0.20)
Tax adjustments(c)	—	—	—	—	—	—	(482)	(0.33)
Deemed dividend adjustment(d)	—	—	—	—	—	—	909	0.62
EPS-diluted-adjusted	$ 2,650	$ 1.91	$ 1,666	$ 1.14	$ 5,753	$ 4.12	$ 4,741	$ 3.23

(a) Refer to the reconciliation of Net income attributable to stockholders under U.S. GAAP to EBIT-adjusted for adjustment details.
(b) The tax effect of each adjustment is determined based on the tax laws and valuation allowance status of the jurisdiction to which the adjustment relates.

(c) This adjustment consists of tax benefit related to the release of a valuation allowance against deferred tax assets considered realizable as a result of Cruise tax reconsolidation in the six months ended June 30, 2022. This adjustment was excluded because significant impacts of valuation allowances are not considered part of our core operations.

(d) This adjustment consists of a deemed dividend related to the redemption of Cruise preferred shares from SoftBank in the six months ended June 30, 2022.

The following table reconciles net automotive cash provided by operating activities under U.S. GAAP to adjusted automotive free cash flow (dollars in millions):

	Three Months Ended		Six Months Ended	
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net automotive cash provided by operating activities	$ 7,114	$ 3,469	$ 9,346	$ 5,104
Less: Capital expenditures	(2,136)	(2,073)	(4,544)	(3,717)
Add: Buick dealer strategy	316	—	355	—
Add: Employee separation costs	253	—	258	—
Add: GM Korea wage litigation	—	10	—	26
Adjusted automotive free cash flow	$ 5,548	$ 1,407	$ 5,415	$ 1,413

Guidance Reconciliations

The following table reconciles expected Net income attributable to stockholders under U.S. GAAP to expected EBIT-adjusted (dollars in billions):

	Year Ending December 31, 2023
Net income attributable to stockholders	$ 9.3-10.7
Income tax expense	1.6-2.2
Automotive interest expense, net	0.0
Adjustments(a)	1.1
EBIT-adjusted	$ 12.0-14.0

(a) Refer to the reconciliation of Net income attributable to stockholders under U.S. GAAP to EBIT-adjusted for the details of each individual adjustment. We do not consider the potential future impact of adjustments on our expected financial results.

The following table reconciles expected automotive net cash provided by operating activities under U.S. GAAP to expected adjusted automotive free cash flow (dollars in billions):

	Year Ending December 31, 2023
Net automotive cash provided by operating activities	$ 17.4-20.4
Less: Capital expenditures	11.0-12.0
Adjustments	0.6
Adjusted automotive free cash flow(a)	$ 7-9

(a) We do not consider the potential future impact of adjustments on our expected financial results.